EXHIBIT 10.89

NOTE DIVIDEND AGREEMENT

This NOTE DIVIDEND AGREEMENT (“Agreement”) is entered into as of this 30th day of March, 2005, by and between Daniel Gottlieb, Steven Lebowitz (each, a “Common Stockholder” and collectively and together with their successors, assigns or other transferees, the “Common Stockholders”) on the one hand, and G&L Realty Corp., a Maryland corporation (the “Company”), on the other hand.

Recitals

a.	The Company has filed an election under Section 856(c)(l) of Internal Revenue Code of 1986, as amended (the “IRC”) to be treated as a “real estate investment trust” (“REIT”) for income tax purposes.

b.	The IRC imposes numerous requirements that the Company must meet in order to retain its status as a REIT. The Company’s preservation of REIT status is desirable from a tax standpoint to all stockholders.

c.	The Company has outstanding a single class of common stock with equal rights (the “Common Stock”). The Common Stockholders are the sole stockholders of the Common Stock. The Common Stockholders control the voting with respect to the Company.

d.	The Company currently has outstanding two series of preferred shares (the “Preferred Shares”) that are widely held and are traded on the New York Stock Exchange. The currently outstanding Preferred Shares are collectively entitled to a liquidation preference of $67,047,825. As used in this Agreement the term “Liquidation Preference” will mean the aggregate liquidation preference (i) of such shares of the Company’s Preferred Shares as may be outstanding from time to time in the future, which may be a number of Preferred Shares greater than, equal to or less than the number of Preferred Shares currently outstanding, and (ii) of such shares of any new or additional series or classes of preferred stock which may be issued in the future by the Company from time to time.

e.	The Company owns numerous assets (“Assets”) that are encumbered by substantial debt and that are currently believed to have total value in excess of total basis, which would result in recognition of gain upon a taxable disposition of the Assets.

f.	In order to assure that the Company will be able to satisfy the Liquidation Preference in the event of a taxable sale of its properties and to preserve the Company’s REIT status, the Common Stockholders are willing to agree in certain circumstances and upon certain terms and conditions specified in this Agreement to cause the Company to declare and pay a dividend to the Common Stockholders by promissory note and, in connection with any such promissory note dividend, to agree to make capital contributions to the Company to provide the Company with sufficient funds to pay off any such promissory note dividend.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Common Stockholders and the Company agree as follows:

1. Agreement to Cause Company to Satisfy Liquidation Preference in Cash and to Pay Note Dividend and Make Additional Capital Contributions.

(a) The Common Stockholders agree that upon the occurrence of a “Triggering Event” (as defined in Section 2 of this Agreement), they shall cause the Company to first satisfy (or make adequate provision for) the Liquidation Preference, to satisfy (or make adequate provision for the satisfaction as they become due) of all other debts, obligations and other liabilities of the Company, and then to declare a dividend to the Common Stockholders in cash and, to the extent necessary, by promissory notes (a “Note Dividend”) through the issuance of a promissory note (the “Dividend Promissory Note”) in the “Zero Out Amount” (as defined in Section 2 of this Agreement). The Note Dividend shall be payable to the Common Stockholders in proportion to their ownership of the Common Stock at the time of its declaration, and in the event that there is more than one Common Stockholder, then separate Dividend Promissory Notes shall be issued to each Common Stockholder in that principal amount equal to each such Common Stockholder’s proportionate interest in such Note Dividend. In connection with the declaration of any such Note Dividend, the Common Stockholders shall be obligated to make additional capital contributions to the Company in accordance with Paragraph l(c) of this Agreement (the “Capital Contribution Obligation”). The Capital Contribution Obligation shall be in proportion to the Common Stockholders’ ownership of the Common Stock at the time of the declaration of the Note Dividend. The declaration of the Note Dividend shall be authorized by resolutions of the Board of Directors of the Company substantially in the form set forth on Exhibit “A” of this Agreement. The determination of whether adequate provision has been made will be made by the independent directors (as such term is defined by the New York Stock Exchange, the “Independent Directors”) of the Company.

(b) The Dividend Promissory Note shall be substantially in the form set forth on Exhibit “B” of this Agreement, and shall: (i) be payable upon demand of any holder, within ninety (90) days of any such demand; (ii) provide for a rate of interest equal to the “Applicable Federal Rate” in accordance with IRC §§ 1274(d) and 7782 for the time of its issuance; (iii) provide for semi-annual interest payments; (iv) have a maturity date five (5) years after issuance, absent earlier demand; (v) provide for a right, upon not less than ninety (90) days prior written notice by the Company of partial prepayment from time to time or full prepayment at any time without penalty; (vi) be non-amortizing and subject to repayment of the principal amount at maturity (or earlier exercise of any demand or prepayment right specified in this Agreement) only; (vii) be subordinate to any and all other debts, obligations and other liabilities of the Company, whether then existing or subsequently arising, (viii) be non-transferable except with the written approval of the Independent Directors or, upon the death of any Common Stockholder, the heirs of such Common Stockholder, and (ix) be subject to offset in the amount of any debt, obligation or other liability owed by any holder of such Dividend Promissory Note, including, without limitation, such Common Stockholder’s proportionate Capital Contribution Obligation. Any purchaser, assignee or transferee of any Dividend Promissory Note, whether or not permitted by this Agreement or applicable law, will take and hold his, her or its interest in such Dividend Promissory Note subject to this right of the Company to offset the Capital Contribution Obligation of the initial holder of such Dividend Promissory Note.

(c) The Capital Contribution Obligation shall provide for contribution of cash by the Common Stockholders no later than the last day of the month preceding the month in which interest and/or principal payments are due on the Dividend Promissory Note (either due to maturity or earlier exercise of any demand or prepayment right specified in this Agreement).

(d) No sale, assignment or other transfer of Common Shares by any holder of any Dividend Promissory Note will relieve such person from liability for such person’s Capital Contribution Obligation.

2. Conditions Under Which Note Dividend Shall Be Declared and Capital Contribution Obligation Triggered.

(a) The Common Stockholders agree that if a “Triggering Event” occurs on or before the “Triggering Event Deadline Date,” they shall cause the Company to declare and pay a Note Dividend to the Common Stockholders in the “Zero-Out Amount.” The “Triggering Event Deadline Date” shall be the earlier of the following:

(i) the date of the final dissolution and liquidation of the Company, such that all of the debts, obligations and other liabilities of the Company have been satisfied or adequately provided for under applicable law so as to relieve the directors and common stockholders of the Company of any further liability or obligation with respect to such debt, obligations and other liabilities;

(ii) the first anniversary of the date on which all of the equity interests of the Company entitled to a Liquidation Preference have been retired; and

(iii) the date on which the Independent Directors, by majority vote of such Independent Directors, adopt a resolution terminating the provisions of this Agreement.

(b) In connection with the declaration of any Note Dividend under this Agreement, the Company shall designate the Note Dividend to be a “capital gain dividend” in accordance with IRC 857(b)(3)(C), to the fullest extent possible to reflect “net capital gain” recognized by the Company in the taxable year in which a Triggering Event occurs.

(c) A “Triggering Event” is a sale, exchange, disposition, transfer or other transaction involving the Assets that is treated for United States federal income tax purposes as giving rise to currently recognized taxable gain to the Company (a “Taxable Disposition”) in such amount that, absent the declaration of Note Dividend, under then applicable federal and state income tax rules, the Company would have insufficient cash, cash equivalents or other Assets that can be readily reduced to cash (i) to satisfy the Liquidation Preference (the

“Liquidation Preference Test”), to satisfy, in the reasonable opinion of the Independent Directors all of the Company’s other debts, obligations and liabilities as they become due (the “Creditor Test”), and (iii) to distribute to stockholders 100% of any taxable income with respect to the year in which such sale, exchange, disposition, transfer or other transaction involving the Assets Occurs (the “Distribution Test”).

(d) The “Zero-Out Amount” is an amount of a Note Dividend that, together with Company cash that is available for distribution to the Common Stockholders after satisfaction of the Liquidation Preference and any and all other debts, obligations and liabilities of the Company (“Cash Available for Distribution to Common Stockholders”), would result in zero federal and state tax liability to the Company with respect to the Taxable Disposition upon payment of such Note Dividend and cash dividend from Cash Available for Distribution to Common Stockholders.

(e) The terms “Triggering Event” and “Zero-Out Amount” are illustrated by the following purely hypothetical example:

Example 1: (i) the Assets have a gross value, excluding debt, of $120 million; (ii) the Company has liabilities of $40 million; (iii) the Company’s basis in the Assets is zero; (iv) the Company sells all of the Assets for a purchase price of $120 million which includes $80 million in cash and the buyer’s assumption of all of the Company’s liabilities of $40 million; (v) the Company currently recognizes taxable gain on such sale of $120 million; (vi) the Liquidation Preference at such time is $67 million; (vii) all other debts, obligations and other liabilities of the Company are reasonably estimated by the Independent Directors at $5 million, and (vii) under then current law in order to avoid taxation at the Company level, it is necessary to distribute $120 million. There is a Triggering Event because even though the Company would have sufficient cash to satisfy the Liquidation Preference Test and the Creditor Test, it would still have insufficient cash to meet the Distribution Test. The Zero-Out Amount would be $45 million, such amount being the difference between the $120 million in taxable income and the $40 million in debt assumed by the buyer and the $5 million reserved to pay third party creditors. In connection with such Note Dividend, the Common Stockholders would likewise have a Capital Contribution Obligation of $45 million.

3. Limitations / Conditions. In addition to the conditions set forth in Section 2 of this Agreement, the Common Stockholders’ obligations under this Agreement are subject to these limitations and conditions:

(a) This Agreement shall apply only as long as the Company maintains REIT status, without regard to the declaration of a Note Dividend hereunder. If the Company’s status as a REIT is voluntarily or involuntarily terminated at any time other than due to a dissolution of the Company or transfer of substantially all of the Company’s Assets or in connection with the Company’s obligation to pay out as dividends a percentage of its taxable income under IRC 857(a), this Agreement shall terminate at the time of such termination of REIT status and all obligations hereunder shall cease. If the Company’s REIT status is retroactively terminated by the IRS after a declaration of a Note Dividend hereunder, the Common Stockholders may freely seek to revoke, rescind or otherwise undo such prior declaration of a Note Dividend, without any liability to the Company under this Agreement, and the Company shall reasonably assist the Common Stockholders, if and as requested by the Common Stockholders, with respect to any relief sought. Notwithstanding the above, the Common Stockholders agree to take all steps reasonably necessary or otherwise prudent to preserve the REIT status of the Company and not to take any act or acts which would place the Company’s REIT status at risk absent the prior written approval of the Independent Directors. This obligation will survive any termination of this Agreement, unless otherwise specified in writing by the Independent Directors.

(b) This Agreement shall not be construed to prevent the Board of Directors from declaring a Note Dividend in an amount larger than the Zero-Out Amount with respect to a Triggering Event or in any way to affect the rights of the Board of Directors with respect to the Declaration of Dividends.

(c) Except as expressly provided, this Agreement shall not be construed to restrict or obligate the Common Stockholders or the Company in any way with respect to the Common Stockholders’ the Company’s entry or non-entry into any particular transaction or the form of any particular transaction, including, without limitation, any requirement to enter into a Taxable Disposition.

(d) This Agreement shall be binding upon any buyer, assignee or transferee of all or any portion of the Common Stock, in accordance with its terms. Each Common Stockholder agrees (i) to give not less than thirty (30) days written notice to the Independent Directors of any proposed sales, assignment or other transfer, (ii) to provide to any proposed buyer, assignee or transferee a copy of this agreement, (iii) in connection with any such sale, assignment or transfer to receive the written acknowledgement of the buyer, assignee or transferee of the terms of this Agreement and agreement to be bound by the terms of this Agreement as though an original signatory of this Agreement and (iv) upon the request of the Independent Directors, to surrender his, her or its share certificates so that an appropriate legend reflecting the existence of this Agreement may be placed upon such share certificates.

(e) All duties and obligation of the members of the Board of Directors and the Company under this Agreement are expressly subject to the due and faithful performance by the Directors of their fiduciary duties as directors of the Company under applicable law. The Common Stockholders expressly waive any claim that they might now or in the future have with respect to action or inaction taken by any one or more directors under or with respect to this Agreement and or under or with respect to any Dividend Promissory Note, if taken by such director or directors in the good faith belief that such action or inaction was in accordance with such fiduciary duties.

4. Miscellaneous.

(a) The failure of any party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

(b) No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by all of the parties.

(c) In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof; provided, however, that in determining the obligations of directors, the propriety of the making of dividends and/or of any other distributions to stockholders and/or any other matter of internal corporate law, the laws of the State of incorporation of the Company at the time of such action or inaction on the part of any one or more directors, and/or the making dividends and/or of any other distributions to stockholders, or the occurrence of the matter then under review shall control.

(e) Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

Common Stockholders:

/s/ Daniel M. Gottlieb
Daniel M. Gottlieb

/s/ Steven D. Lebowitz
Steven D. Lebowitz

Company:

By:	/s/ John H. Rauch
Name:	John H. Rauch
Title:	Senior Vice President

Exhibit “A”

RESOLUTIONS OF THE BOARD OF DIRECTORS OF

G&L REALTY CORP.

In accordance with the Bylaws of this corporation and the [insert reference to controlling state law], the Board of Directors is authorized to take action by written consent without a meeting.

The undersigned, constituting not less than a majority of the members of the Board of Directors of this corporation, hereby adopt the following resolutions:

WHEREAS, it is deemed to be in the best interest of this corporation to pay to the holders of record of its common stock as of             ,              (the “Common Stockholders”) a dividend in the amount of                      (the “Dividend”);

WHEREAS, the Dividend is to be paid after this corporation satisfies the liquidation preference, in the amount of $            , to which the holders of its preferred stock are entitled (the “Liquidation Preference”);

WHEREAS, after reviewing this corporation’s financial statements, the Board of Directors has determined that, after giving effect to the distribution in satisfaction of the Liquidation Preference and the payment of the Dividend, this corporation’s total assets will exceed its liabilities and this corporation will be able to pay its debts as they become due in the usual course of business, so that the payment of the Dividend is permitted under [insert reference to controlling law];

WHEREAS, it is deemed to be in the best interest of this corporation to pay the Dividend by distributing to the Common Stockholders, in proportion to their ownership of this corporation’s common stock, (i) cash in the aggregate amount of                     , and (ii) promissory notes (the “Dividend Promissory Notes”), in the aggregate amount of                     , which Dividend Promissory Notes shall(a)

be payable upon demand of any holder, within 30 days of any such demand; (b) bear interest at the rate of                     % per annum, (c) provide for semi-annual interest payments, (d) have a maturity date of five years, absent earlier demand for payment days of written demand for payment, (e) be non-amortizing and subject to repayment of principal only at maturity (or earlier demand), (f) otherwise be substantially in the form and content of the promissory note attached hereto as Exhibit “A”; and

WHEREAS, this corporation intends that the Dividend shall constitute a “capital gain dividend” to the fullest extent possible under 857(b)3(C) of the Internal Revenue Code of 1986, as amended (“IRC”).

NOW, THEREFORE, BE IT RESOLVED: That this corporation shall pay a Dividend to the Common Stockholders in the amount of                     .

RESOLVED FURTHER: That the Dividend shall be paid on or before             ,             .

RESOLVED FURTHER: That the Dividend shall be paid by distributing to the Common Stockholders, in proportion to their ownership of this corporation’s common stock, (i) cash in the aggregate amount of                     , and (ii) Dividend Promissory Notes in the aggregate amount of                     .

RESOLVED FURTHER: That this corporation shall take all actions required under IRC 857(b)(3)(C) to designate the Dividend as a “capital gain dividend” to the fullest extent possible under said provisions.

RESOLVED FURTHER: That any officer of this corporation be, and hereby is, authorized and directed to take any all additional actions required to effect payment of the Dividend and to carry out the intent of the foregoing resolutions.

The Secretary of the corporation is hereby directed to file this written consent and the resolutions adopted hereby with the Minutes of the proceedings of the Board of Directors.

DATED: As of                     ,             .

Exhibit “B”

Non-Transferable Promissory Note

U.S. $	[Date of Issuance]

1. Promise to Pay. For valuable consideration, the receipt of which is hereby acknowledged, G&L REALTY CORPORATION, a Maryland corporation (“Maker”) promises to pay to                              (“Holder”) the principal sum of                                          Dollars ($             ), with interest on the unpaid principal balance at the rate of [AFR + 2%] (             %) per annum. Interest shall accrue and be payable semi-annually on each 6-month anniversary of this Note. The entire outstanding principal balance of this Note and any accrued but unpaid interest shall be due and payable on the fifth anniversary of this Note (or if such day is not a day on which banks are generally open for business in the City of Beverly Hills, on the first day on which such banks are generally open for business; provided, however, that this Note shall be payable in full (including all accrued and unpaid interest) upon not less than ninety (90) days following Maker’s receipt of Holder’s written demand for payment. All payments under this Note shall be applied first to interest and then to principal. This Note is issued pursuant to that certain Note Dividend Agreement dated as of             , 2005, and is subject to the terms and provisions of that agreement; including without limitation the rights of set-off set forth in that agreement. Terms not defined in this Note shall have the meaning assigned to them in the Note Dividend Agreement.

2. Address of Payments. All payments on this Note are to be made or delivered to Holder, or at such other place as Holder may from time to time direct by written notice to Maker.

3. Waivers. Maker hereby waives diligence, presentment for payment, demand, protest, notice of nonpayment, notice of dishonor, notice of protest, and any and all other notices and demands whatsoever. Maker agrees to remain bound until all principal and interest payable hereunder are paid in full, notwithstanding any extensions or renewals granted with respect to this Note or the release of any party liable hereunder. Maker, and any and all endorsers hereof, also waive the right to plead any and all statutes of limitations as a defense to any demand on this Note or any and all obligations or liabilities arising out of or in connection with this Note, to the fullest extent permitted by law.

4. Default.

4.1. Default by Maker. The failure of Maker to pay or perform as required under this Note shall constitute a default under this Note. Upon the occurrence of a default, at Holder’s option, Holder may declare immediately due and owing the entire unpaid principal balance, together with all accrued but unpaid interest, plus any other sums owing at the time of such declaration pursuant to this Note.

4.2. No Waiver by Holder. No delay or omission on the part of Holder to exercise any of its remedies hereunder, including without limitation the acceleration of the due date of this Note, shall be deemed a continuing waiver of that right or any other right. The acceptance by Holder of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option without the express consent of Holder, except as and to the extent otherwise provided by law.

5. Costs of Enforcement. If Maker fails to pay any amounts due hereunder when due, or if Maker otherwise defaults under this Note, then Maker shall pay all costs of enforcement and collection, including without limitation reasonable attorneys’ fees and costs, whether or not enforcement and collection includes the filing of a lawsuit, and whether or not that lawsuit is prosecuted to judgment.

6. Binding Nature. The provisions of this Note shall be binding upon and inure to the benefit of the successors and assigns of Maker. This Note may not be assigned or otherwise transferred by Holder, except as provided in the Note Dividend Agreement.

7. Prepayment. Maker may repay all or any part of the unpaid principal balance due under this Note at any time without penalty or other charge upon not less than ninety (90) days written notice.

8. Usury Savings. Maker and Holder intend to contract in compliance with all state and federal usury laws governing the loan evidenced by this Note. Holder and Maker agree that none of the terms of this Note shall be construed as a contract for or a requirement to pay interest at a rate in excess of the maximum interest rate allowed by any applicable state or federal usury laws. If Holder receives sums which constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of that permitted by any applicable law, then all such sums constituting interest in excess of the maximum lawful rate shall at Holder’s option either be credited to the payment of principal or returned to Maker. The provisions of this paragraph control the other provisions of this Note and any other agreement between Maker and Holder.

10. California Law. This Note shall be governed by and construed according to California law.

11. Severability. All provisions hereof are severable. If any provision hereof is declared invalid for any reason, that invalidity shall not affect any other provisions of this Note, all of which shall remain in full force and effect.

12. Cumulative Rights. All rights and remedies granted to Holder hereunder shall be separate and cumulative, and in addition to any other rights Holder may have at law or in equity.

13. Interpretation. No provision of this Note is to be interpreted for or against either party because that party or that party’s legal representative drafted such provision.

Maker:

G&L REALTY CORPORATION,
a Maryland corporation

By:
Name:
Title: